            As filed with the Securities and Exchange Commission on June 6, 1996
                                           Registration No. ____________________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                          BIOSOURCE INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                           77-0340829
    (State or Other Jurisdiction of            (I.R.S. Employer
    Incorporation or Organization)          Identification Number)

                                 820 FLYNN ROAD
                           CAMARILLO, CALIFORNIA 93012
                                 (805) 987-0086
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              JAMES H. CHAMBERLAIN
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          IOSOURCE INTERNATIONAL, INC.
                                 820 FLYNN ROAD
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-0086
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                   ----------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | |

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM         PROPOSED MAXIMUM
                                                                    AGGREGATE PRICE            AGGREGATE               AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED    AMOUNT TO BE REGISTERED       PER UNIT (1)            OFFERING PRICE        REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
             Common Stock                      527,999                   100%                  $5,179,670               $1,787
- -----------------------------------------------------------------------------------------------------------------------------------

      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices for Registrant's Common Stock reported on the Nasdaq National Market on June 4, 1996.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 6, 1996

                                   PROSPECTUS

                                 527,999 SHARES

                          BIOSOURCE INTERNATIONAL, INC.
                                  COMMON STOCK

                                  ------------

          This Prospectus relates to the sale of an aggregate of 527,999 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of BioSource International, Inc. (the "Company" or "BioSource") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered by the Selling Stockholders was acquired by the Selling Stockholders, as full or partial consideration in connection with certain acquisitions by the Company. See "Selling Stockholders" and "Plan of Distribution." The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them under this Prospectus in routine brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Act.

          The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby.

          The Common Stock is quoted on the Nasdaq National Market under the symbol "BIOI." On June 4, 1996, the last reported sale price for the Common Stock was $10.00.

          SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is __________, 1996

                              AVAILABLE INFORMATION

          BioSource is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on The Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with The Nasdaq National Market may be inspected at its offices at 1735 K Street, N.W., Washington, D.C. 20006.

          The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                              --------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this
Prospectus:

          (1) Annual Report on Form 10-KSB for the year ended December 31, 1995.

          (2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as amended by Amendment to BioSource's 10-QSB on Form 10-QSB/A filed with the Commission on May 24, 1996.

          (3) Reports on Form 8-K, filed with the Commission on February 12, 1996 and April 4, 1996.

          (4) Form SB-2 Registration Statement (file no. 333-3336), filed on April 10, 1996, as amended by Amendment No. 1 to Form SB-2, filed on May 14, 1996, Amendment No. 2 filed on May 24, 1996, and Amendment No. 3 filed on May 30, 1996; and Final Prospectus filed under Rule 424(b)(1) on May 31, 1996.

          (5) Form SB-2 Registration Statement (file no. 333-04865) filed on May 31, 1996.

          (6) Definitive Proxy Statement relating to the Company's annual meeting of stockholders to be held July 1, 1996, filed May 3, 1996.

          (7) Form 8-B Registration Statement (file no. 0-21920) filed on June 14, 1993.


          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Anna Anderson, Chief Financial Officer, BioSource International, Inc., 820 Flynn Road, Camarillo, California 93012. Telephone inquiries may be directed to BioSource International, Inc. at (800) 242-0607.

                                   THE COMPANY

          BioSource International, Inc. ("BioSource" or the "Company") develops, manufactures, markets and distributes products which are widely used in biomedical research and are instrumental in the development of new medical diagnostic methods and pharmaceutical products. The Company's products enable scientists to understand better the biochemistry, immunology and cell biology of the human body, aging and certain diseases such as cancer, arthritis and other inflammatory diseases, AIDS and certain other sexually transmitted diseases. The Company's products include immunological reagents, including bioactive proteins (cytokines, growth factors and adhesion molecules) and monoclonal and polyclonal antibodies. The Company also develops, manufactures, markets and distributes oligonucleotides and Enzyme Linked Immunosorbent Assay ("ELISA") test kits, and uses recombinant DNA technology to produce cytokines and other proteins.

          The biomedical research industry is a large and growing segment of the biotechnology industry. Most industrialized nations, led by the United States, Japan and the countries of Western Europe, support some level of biomedical research. BioSource's products are used by thousands of physicians and scientists who are employed by or affiliated with medical laboratories and research centers in universities, government institutions and private pharmaceutical and biotechnology firms around the world. Some of the Company's customers include Eli Lilly, Hoffman LaRoche, Amgen, Genentech, the National Institutes of Health, the Centers for Disease Control and the research centers of many of the major universities in the United States.

          The Company's primary business strategy has been to capitalize on the growth of the biotechnology industry by creating "building block" reagents and test kits which are sold only for research, and thus are not subject to regulation by the U.S. Food and Drug Administration ("FDA"). By pursuing this strategy, the Company does not undertake the risks typically associated with the research and development of new drugs. BioSource has followed this strategy through an aggressive program of internal new product development, and through the selective acquisition of complementary businesses. The Company intends to focus new research and development efforts towards the development of medical products which will be used to detect and diagnose disease at a molecular level. Unlike the Company's current products, which are offered exclusively for research uses, these new products would be offered for the detection of diseases in humans and animals.

          Since 1993, BioSource has focused on internal new product development, and currently offers more than 800 products to more than 1,700 medical laboratories and research centers in universities, government institutions and pharmaceutical and biotechnology firms. The Company's products are marketed and sold domestically by its own sales force and throughout the world by international distributors. The Company's growth has also been stimulated by acquisitions. For example, the Company recently acquired Keystone Laboratories, Inc. ("Keystone"), located in Menlo Park, California, which manufactures and sells oligonucleotides. Oligonucleotides are used in the study and research of cellular and molecular biology. This acquisition provided a captive source of supply for needed oligonucleotides, enhanced the Company's ability to clone specific genes into bacterial cell lines, provided an expanded product line and customer base and resulted in the contribution of additional revenue from Keystone's existing product line. The acquisition has also given the Company the ability to develop and produce internally the oligonucleotides it uses in the production of cytokines and in turn in its ELISA test kits. Thus, the Company has become less dependent on certain suppliers and has been able to reduce cost of goods sold for various products, thereby increasing its gross margins.

          On June 5, 1996, the Company acquired certain assets and selected liabilities of Medgenix Diagnostics, S.A, ("Medgenix") related to its in vitro diagnostic business (the "Medgenix Business"). BioSource believes that the acquisition of the Medgenix Business will expand and broaden its product lines, and provide a European manufacturing capability, access to an additional animal facility and a direct sales force in Europe. The Medgenix acquisition is expected to significantly increase BioSource's consolidated revenue. During the years ended October 31, 1994 and 1995, the Medgenix Business reported revenue of $11.6 million and $11.3 million, respectively, and net losses of $2.7 million and $2.5 million, respectively. Assuming the Medgenix Business had been acquired on January 1, 1995, pro forma combined results of the Company and the Medgenix Business for the year ended December 31, 1995 reflect revenue of $19.9 million and a net loss of $1.4 million (or a loss of $0.17 per share after giving effect to the Offering of the Company's Common Stock on May 31, 1996) as compared to actual revenue and net income of the Company of $8.6 million and $1.2 million (or $0.20 per share before giving effect to the Offering of the Company's Common Stock on May 31, 1996), respectively. For the three months ended January 31, 1995 and 1996, the Medgenix Business reported revenue of $2.7 million and $2.9 million, respectively, and net losses of $483,000 and $151,000, respectively. Assuming the Medgenix Acquisition had occurred on January 1, 1996, pro forma combined results of the Company and the Medgenix Business for the three months ended March 31, 1996 reflect revenue of $5.4 million and net income of $342,000 (or $0.04 per share after giving effect to the Offering of the Company's Common Stock on May 31, 1996) as compared to actual revenue and net income of the Company of $2.5 million and $520,000 (or $.09 per share before giving effect to the Offering of the Company's Common Stock on May 31, 1996), respectively.

          The Company believes that acquiring the Medgenix Business will provide the Company with a number of strategic advantages that will enhance its existing business. BioSource further believes that those synergies, and its ability to acquire the Medgenix Business without assuming many of the costs associated with Medgenix' historical operations, will permit the Company to reverse Medgenix' recent history of unprofitable operations.

          The Company maintains laboratory facilities at its executive offices in Camarillo, California, manufactures oligonucleotides at laboratory facilities located in Menlo Park, California, and has direct access to animal facilities in Northern California which are used to produce antibodies. The breadth and name recognition of the Company's product lines including, CYTOscreen and TAGOImmunologicals give the Company a strong presence in the academic, hospital and research communities around the world. Management believes that none of the Company's competitors offer a more broadly based product line and few can match the specifications that the Company's products provide. BioSource has an advanced scientific research staff, a broad product line and an established trade name, giving it a strong presence in the biomedical research market.

          The Company's executive offices are located at 820 Flynn Road, Camarillo, California 93012, and its telephone number is (800) 242-0607.

                                  RISK FACTORS

          In addition to other information in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

          GROWTH STRATEGY AND EXPANSION. The Company has and will continue to seek to increase sales and profitability primarily through the acquisition or internal development of new product lines, additional customers and new businesses. The Company's historical revenue growth is primarily attributable to the Company's acquisitions and new product development and, to a lesser extent, to increased revenues from the Company's existing products. The Company expects that in connection with its acquisition of the Medgenix Business, it will experience increased working capital requirements which will likely precede by several months any material contribution by the Medgenix Business to the income of the Company. It is likely that subsequent acquisitions, if successfully consummated, will have a similar effect on the Company's short-term financial condition. The ability of the Company to achieve its expansion objectives and to manage its growth effectively depends upon a variety of factors, including (i) the ability to internally develop new products, (ii) the ability to make profitable acquisitions, (iii) the integration of new facilities into existing operations, (iv) the hiring, training and retention of qualified personnel, (v) the establishment of new relationships or expansion of existing relationships with suppliers, (vi) the identification and lease of suitable premises on competitive terms and (vii) the availability of capital. In addition, the implementation of the Company's growth strategy will place significant strain on the Company's administrative, operational and financial resources and increased demands on its systems and controls. The Company's ability to manage its growth successfully will require it to continue to improve and expand such systems and controls. If the Company's management is unable to manage growth effectively, the Company's operating results could be adversely affected. In addition, the Company competes for acquisition and expansion opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable acquisition or investment opportunities will be identified, that any such transactions can be consummated, or that, if acquired, such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

          BUSINESS ACQUISITION. On June 5, 1996, the Company acquired certain assets and assumed selected liabilities of the Medgenix Business (the "Medgenix Acquisition"). Medgenix is located in Fleurus, Belgium. The assets consist of certain product lines which are similar to those of the Company, customer accounts, laboratory and animal facilities, real property leasehold interests and an existing employee base, all of which are used in the Medgenix Business. The purchase price for the Medgenix Business was $6.9 million, payable in cash, and the assumption of certain Medgenix liabilities, which liabilities were approximately $2.0 million at January 31, 1996. The Company funded the cash portion of the purchase price of the Medgenix Business from a portion of the net proceeds of its public offering of 2,500,000 shares of Common Stock, also consummated on June 5, 1996 (the "Offering") concurrently with the closing of the Medgenix Acquisition. During the years ended October 31, 1994 and 1995, the Medgenix Business reported revenue of $11.6 million and $11.3 million respectively, and net losses of $2.7 million and $2.5 million, respectively. Assuming the Medgenix Acquisition had occurred on January 1, 1995, pro forma combined results of the Company and the Medgenix Business for the year ended December 31, 1995 reflect revenue of $19.9 million and a net loss of $1.4 million (or $0.17 per share after giving effect to the Offering) as compared to actual sales and net income of the Company of $8.6 million and $1.2 million (or $.20 per share before giving effect to the Offering), respectively. For the three months ended January 31, 1995 and 1996, the Medgenix Business reported revenue of $2.7 million and $2.9 million, respectively, and net losses of $483,000 and $151,000 respectively. Assuming the Medgenix Acquisition had occurred on January 1, 1996 pro forma combined results of the Company and the Medgenix Business for the three months ended March 31, 1996 reflect revenue of $5.4 million and net income of $342,000 (or $0.04 per share after giving effect to the Offering) as compared to actual revenue and net income of the Company of $2.5 million and $520,000 (or $.09 per share before giving effect to the Offering), respectively. The Company's ability to operate the Medgenix Business profitably will depend upon a variety of factors, including (i) integration of the management, administration and personnel of the Medgenix Business into the Company, (ii) the ability of the Company to successfully reduce the cost of sales, including distribution costs, and operating costs of the Medgenix Business, (iii) continued market acceptance of the products of the Medgenix Business following the acquisition, (iv) establishing and maintaining favorable relations with Medgenix employees and (v) the ability of the Company to both market its existing products through Medgenix into Europe and Medgenix products through the Company into the United States. The Company also intends to manufacture oligonucleotides at Medgenix following the acquisition, a business in which Medgenix is currently not involved. Profitability will be impacted by the ability of the Company to implement successfully the manufacturing and sale of oligonucleotides at and from the Medgenix facilities.

          NEW PRODUCT DEVELOPMENT; GOVERNMENT REGULATION. The Company anticipates that in addition to its currently planned research and development expenses, it may spend up to $1 million from the net proceeds of the Offering over a two to three year period to fund research and development of certain technologies related to the area of molecular diagnostics. This effort will be directed towards the development of medical products which will be used to detect or diagnose disease at a molecular level. There can be no assurance that any such diagnostic products will be successfully developed or that if developed, will be commercially successful. Unlike the Company's current products, which are offered exclusively for research uses, the new products would be offered for the detection of diseases in humans and animals. Prior to any such use, the Company will be required to have such products approved by the FDA following extensive clinical trials. Management believes that its $1 million investment in these products will be sufficient to cover the development of these products and all necessary clinical trials however, there can be no assurance that this level of investment will be sufficient. Furthermore, the Company's investment will be made with no assurance that development efforts or clinical trials will be successful, or that the FDA will approve such products. In the event that the Company is unable to develop a commercialized product from its research and development efforts, or the FDA does not permit the Company to manufacture and sell such products, or the Company is unable or unwilling to allocate amounts beyond the $1 million investment, the Company could lose its entire investment in such products. If required to increase its investment beyond the $1 million allocated from the offering, there can be no assurance that financing will be available on reasonable terms, or at all.

          COMPETITION. The Company is engaged in a segment of the health care products industry that is highly competitive. Competitors in the United States and elsewhere are numerous and include major pharmaceutical, chemical and biotechnology companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than the Company. These companies may succeed in developing products competitive with those of the Company that are more effective than any that have been or may be developed by the Company and may also be more successful than the Company in producing and marketing their products.

          INTERNATIONAL SALES. International sales accounted for approximately 25% and 27% of the Company's revenues in 1994 and 1995, respectively. The Company believes that there is large demand for its products internationally and is aggressively pursuing such sales. While the Company expects that international sales will increase as a percentage of revenue in future periods, particularly as a result of the acquisition of the Medgenix Business, the Company may not be successful in expanding its international sales. The products of the Company or of the Medgenix Business (including oligonucleotides which the Company intends to manufacture at Medgenix for international sale) may not continue to meet with the same market acceptance as they currently receive, other competitive products may be more attractive to international customers and the cost of selling the Company's products overseas may result in a competitive disadvantage. In addition, international sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. The Company currently depends on third party distributors for substantially all of its international sales, although the Company expects such dependence to decrease as a result of the acquisition of the Medgenix Business. Certain of the Company's third party distributors may also act as resellers for competitors of the Company and could devote greater effort and resources to marketing competitive products. The loss of, or other significant reduction in sales to, certain of these third party distributors could have a material adverse effect on the Company's business and results of operations.

          Giving effect to the Medgenix Acquisition on January 1, 1995, pro forma combined revenues of the Company and the Medgenix Business made in currencies other than U.S. dollars amounted to approximately 56.8% of total pro forma combined revenue during the year ended December 31, 1995 and 53.7% for the three months ended March 31, 1996. A substantial portion of the Medgenix Business' sales are invoiced in non-Belgian currencies, primarily German, French and Italian, while the costs associated with these sales are based primarily on the Belgian franc. The Company's gross margins from the Medgenix Business may, therefore, be materially adversely affected by significant exchange rate fluctuations between the Belgian franc and these other currencies. In addition, because Medgenix' sales are not made in U.S. dollars, currency exchange rate fluctuations could materially impact Medgenix' results of operations. Although the Company may be able to hedge against all or a portion of these currency exchange rate exposures, the Company does not currently have plans to do so and, if the Company chooses to do so, there can be no assurance that the Company will be able to do so successfully. Currently all of the Company's sales are made in U.S. dollars, and increases in the exchange rate of the dollar against specific currencies could cause the Company's products to become relatively more expensive to customers in an affected country, leading to a reduction in sales or profitability in that country.

          DEPENDENCE ON KEY MANAGEMENT. The Company's success will continue to depend to a significant extent on the members of its management and scientific staff, particularly its Chief Executive Officer, James H. Chamberlain. The Company has an employment contract with Mr. Chamberlain which expires at the end of 1998. The Company maintains "key man" life insurance on Mr. Chamberlain in the amount of $1 million, of which the Company is the sole beneficiary but there can be no assurance that the proceeds will be sufficient to offset the loss to the Company in the event of his death. The Company does not maintain any insurance on the lives of its other senior management or scientific staff. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior management and members of its scientific staff. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. The loss of services of Mr. Chamberlain or of any key employee could have a material adverse effect upon the Company's business.

          HISTORY OF LOSSES. The Company reported net losses of $406,000, $390,000 and $210 000 in each of the years ended December 31 1991, 1992 and 1994, respectively, although the Company's net loss in 1994 includes substantial non-cash charges. At March 31, 1996, the Company had an accumulated deficit of $2.9 million. While the Company reported net income of $513 000, $1,160,000 and $520,000 during the years ended December 31, 1993 and 1995 and the three months ended March 31, 1996, respectively, there can be no assurance that the Company will report net income in any future year or period.

          VOLATILITY OF STOCK PRICE. Until April 29, 1996, the Company's Common Stock was quoted on the Nasdaq Small Cap Market, and there was substantial volatility in the market price of such Common Stock. The trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of technological innovations or new products by the Company or its competitors, legislative or regulatory changes, general trends in the industry, recommendations by securities industry analysts and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of the common stock of many technology companies in particular and which have at times been unrelated to operating performance of the specific companies whose stock is affected. In addition, in the past the Company has not experienced significant trading volume in its Common Stock, has not been actively followed by stock market analysts and has had limited market-making support from broker-dealers. If market-making support does not continue at present or greater levels and/or the Company does not continue to receive analyst coverage, the average trading volume in the Company's Common Stock may not increase or even sustain its current levels, in which case, there can be no assurance that an adequate trading market will exist to sell large positions in the Company's Common Stock.

          POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. These provisions, as well as other provisions contained in the Company's Certificate of Incorporation, also may have the effect of discouraging, delaying or preventing a change in control of the Company.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereunder.

                              SELLING STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of June 5, 1996. Except as may be indicated in the footnotes to the table, each of such persons has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws. As of June 5, 1996, the Company had outstanding 8,310,003 shares of Common Stock, the only outstanding voting security of the Company.

                                         Common Stock Owned Prior        Common Stock Owned
                                             to the Offering          After the Offering (1)
                                       ---------------------------   -------------------------

                                        Number       Percent of      Number      Percent of
                                       of Shares       Class       of Shares       Class
                                       ----------   ---------   -------------   ---------

Cirilo D. Cabradilla, Jr(2).........     70,645         *             0               *
    961 Hamilton Avenue
    Menlo Park, California 94025

Raymond S. Poon(4) .................
    210 Walter Hays Drive                60,645         *             0               *
    Palo Alto, California 94303

Dragon Spasic(2) ...................
    961 Hamilton Avenue                  60,645         *             0               *
    Menlo Park, California 94025

Francis W. Chen(4) .................
    244 California Street                65,645         *             0               *
    Suite 310
    San Francisco, California 94111

Bradford W. Baer(3) ................
    961 Hamilton Avenue                  60,645         *             0               *
    Menlo Park, California 94025

Alan Smith(4) ......................
    3769 Farm Hill Blvd                  65,645         *             0               *
    Redwood City, California 94061

Charles Ditlow(4) ..................
    Northwestern University               9,129         *             0               *
    Department of Otolaryngology
    Searle 12-490, 320 East Superior
    Chicago, Illinois 60611

Immunoplex, Inc.(5) ................     35,000         *             0               *
    412 South Saddle Creek Road
    Omaha, Nebraska 68131

Nordion International Inc. (6)......
    447 March Road                      100,000         1.3           0               *
    Kanata, Ontario
    Canada K2K 1X8

- -------------------------
* Less than one percent.

(1) Assumes that the persons included in the table do not purchase additional shares.

(2) Messrs. Spasic and Cabradilla are current employees and former shareholders of Keystone Laboratories, Inc., a subsidiary of the Company
     ("Keystone").

(3) Mr. Baer was a former employee and former shareholder of the Company's Keystone subsidiary.

(4) Messrs. Poon, Chen, Smith and Ditlow are former shareholders of the Company's Keystone subsidiary.

(5)  Immunoplex is a current supplier of the Company's products.

(6) Nordion International Inc. is the parent company of Medgenix Diagnostics, S.A., which was recently acquired by the Company.

                              PLAN OF DISTRIBUTION

          The Company will not receive any of the proceeds from the sale of the Common Stock. The Common Stock offered hereby may be sold from time to time by or for the account of any of the Selling Stockholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Stockholders. The Common Stock may be sold hereunder directly to purchasers by the Selling Stockholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Common Stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the Shares. Each Selling Stockholder will be responsible for payment of any and all commissions to brokers.

          The aggregate proceeds to any Selling Stockholders from the sale of the Common Stock offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

          In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Any Selling Stockholder and any broker-dealer, agent or underwriter that participates with the Selling Stockholder in the distribution of the Common Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

          There is no assurance that any Selling Stockholder will sell any or all of the Common Stock described herein and may transfer, devise or gift such securities by other means not described herein.

          The Company is bearing all costs of registering the Common Stock.

          The Company may suspend the use of this Prospectus during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events.

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


          The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain of its officers (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company will indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP.

                                     EXPERTS

         The consolidated financial statements of BioSource International, Inc. and Subsidiary as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements relating to the in vitro business of Medgenix Diagnostics, S.A. as of October 31, 1995 and for each of the years in the two-year period ended October 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Bedrijfsrevisoren-Reviseurs d'Entreprises, independent statutory auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================


         NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.




                     ---------------




                    TABLE OF CONTENTS

                                                     PAGE

Available Information...................................2

Incorporation of Certain Documents by Reference.........2

The Company.............................................3

Risk Factors............................................4

Use of Proceeds.........................................7

Selling Stockholders....................................8

Plan of Distribution....................................9

Indemnification of Officers and Directors..............10

Legal Matters..........................................11

Experts................................................11

================================================================================

================================================================================


                      527,999 SHARES





                       COMMON STOCK







                        BIOSOURCE
                   INTERNATIONAL, INC.





                     ---------------

                        PROSPECTUS

                     ---------------













                          , 1996









================================================================================

PART II.                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:

                                                                                               Amount
                                                                                          ----------------

Registration Fee Under Securities Act of 1933.......................................      $     1,787

NASD Filing Fee.....................................................................              *

Nasdaq Additional Listing Fee.......................................................           10,560

Blue Sky Fees and Expenses..........................................................              *

Legal Fees and Expenses.............................................................      $     3,000

Accounting Fees and Expenses........................................................              *

Registrar and Transfer Agent Fees...................................................              *

Miscellaneous Expenses..............................................................              *

          TOTAL.....................................................................      $    15,347
                                                                                          ================

- -----------------

* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Eight of the Registrant's Certificate of Incorporation and Article Five of its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the fight of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding ff such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses

(including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may otherwise be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Article Eight of the Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b) (7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

         The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain of its officers (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company will indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
  No.                            Item
- -------                          ----
 2.1       Asset Purchase Agreement dated as of April 30, 1996.(1)

 5.1       Opinion of Troop Meisinger Steuber & Pasich, LLP

23.1       Consent of KPMG Peat Marwick LLP

23.2       Consent of KMPG Reviseurs d'Entreprises

23.3       Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit 5.1)

24.1       Power of Attorney (included on signature page, II-4)

- --------

         (1) Incorporated by reference in Amendment No. 1 to Registration
Statement on Form SB-2 (33-3336) filed with the Commission on May 14, 1996.

Item 17. Undertakings

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:


                   (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) Include any additional or changed material information on the plan of distribution:

                   provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on June 5, 1996.

                                         BIOSOURCE INTERNATIONAL, INC.

                                         By:  /s/  JAMES H. CHAMBERLAIN
                                            ----------------------------------
                                              James H. Chamberlain
                                              Chairman of the Board, President,
                                              and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Chamberlain and Anna Anderson and each of them, as his true and lawful attorneys-in-fact as agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and a new registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

             SIGNATURE                                  TITLE                                    DATE
             ---------                                  -----                                    ----
        /s/ JAMES H. CHAMBERLAIN            Chairman of the Board, President                     June 5, 1996
       --------------------------            and Chief Executive Officer,
          James H. Chamberlain               (Principal Executive Officer)

                   *                        Chief Financial Officer                              June 5, 1996
       --------------------------            (Principal Accounting Officer)
           Anna M. Anderson                  (Principal Financial Officer)

                   *                                                                             June 5, 1996
       --------------------------           Director
        Leonard M. Hendrickson


                   *                                                                             June 5, 1996
       --------------------------           Director
            David J. Moffa

                   *                                                                             June 5, 1996
       --------------------------           Director
         John R. Overturf, Jr.


                   *                                                                             June 5, 1996
       --------------------------           Director
            Robert D. Weist


*By:/s/ JAMES H. CHAMBERLAIN
    ------------------------
        James H. Chamberlain
          Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
  No.                             Item                                                       Page
- -------                           ----                                                       ----
 2.1       Asset Purchase Agreement dated as of April 30, 1996.(2)

 5.1       Opinion of Troop Meisinger Steuber & Pasich, LLP

23.1       Consent of KPMG Peat Marwick LLP

23.2       Consent of KMPG Reviseurs d'Entreprises

23.3       Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit 5.1)

24.1       Power of Attorney (included on signature page, II-4)

- --------

         (2) Incorporated by reference in Amendment No. 1 to Registration Statement on Form SB-2 (33-3336) filed with the Commission on May 14, 1996.